EXHIBIT 99.1
Kenneth A. Bronfin and Edward M. Philip to Retire from Hasbro Board at 2023 Annual Meeting of Shareholders

Pawtucket, R.I., September 19, 2022 -- Hasbro, Inc. (NASDAQ: HAS), a global play and entertainment company, today announced that Kenneth A. Bronfin and Edward M. Philip will retire from the Board at the Company’s Annual Meeting of Shareholders in 2023. Mr. Bronfin and Mr. Philip, the two longest tenured members of the Board, have served since 2008 and 2002, respectively.
“On behalf of the entire Board of Directors and Hasbro team, I want to sincerely thank Ted and Ken for their years of service to Hasbro and for their unwavering commitment to our shareholders,” said Rich Stoddart, Chair of Hasbro’s Board of Directors. “Each of them made tremendous, lasting contributions to the success and growth of the Company, and their strategic counsel has been – and continues to be – invaluable over their tenures.”
Chris Cocks, Hasbro’s CEO, added: “We are especially grateful to Ted and Ken for continuing to ensure a smooth transition for me and our other new Board members, Elizabeth Hamren and Blake Jorgensen, who joined in April 2022. Our highly qualified, experienced and diverse Board is committed to supporting the Company’s evolving and future needs and creating long-term value for our shareholders.”
After the 2023 Annual Meeting, it is expected that Hasbro’s Board will consist of 11 members, 10 of whom are independent.
ABOUT HASBRO
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to making the world a better place for all children, fans and families. Hasbro delivers immersive brand experiences for global audiences through consumer products, including toys and games; entertainment through eOne, its independent studio; and gaming, led by the team at Wizards of the Coast, an award-winning developer of tabletop and digital games best known for fantasy franchises MAGIC: THE GATHERING and DUNGEONS & DRAGONS.
The Company’s unparalleled portfolio of approximately 1,500 brands includes MAGIC: THE GATHERING, NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, DUNGEONS & DRAGONS, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. For the past decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media and one of the World’s Most Ethical Companies by Ethisphere Institute. Important business and brand updates are routinely shared on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter, Instagram, Facebook and LinkedIn).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual events or results could differ materially from those that are anticipated. Hasbro does not undertake any obligation to make any revisions or updates to these forward-looking statements.

HAS-IR
HAS-C
Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 |debbie.hancock@hasbro.com
Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com